Exhibit 10.46
UL SOLUTIONS INC.
2022 LONG-TERM INCENTIVE PLAN
1.    Purpose; Eligibility.
1.1.    Establishment and Purpose. The Board has established the Plan to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein. Capitalized terms used in the Plan are defined in Article 2.
1.2.    Duration of the Plan. Unless earlier terminated by the Committee, the Plan will become effective on the Effective Date and will remain in effect until the tenth anniversary of earlier of the Public Trading Date, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (a) the date on which the Board adopted the Plan or (b) the Public Trading Date. No Awards will be granted under the Plan prior to the Public Trading Date.
2.    Definitions.
2.1.    “Administrator” means the Committee; provided, however, that during any period in which a Committee is not then constituted, the Board may designate one or more persons as the Administrator.
2.2.    “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.
2.3.    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.
2.4.    “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.
2.5.    “Board” means the Board of Directors of the Company.
2.6.    “Cause” means, except as otherwise provided in an Award Agreement, (a) a Participant’s refusal to perform, or disregard of, (i) a Participant’s duties or responsibilities under the Participant’s written offer letter, employment agreement or job description or (ii) the specific directives of the officer or other executive of the Company Group to whom the Participant reports; (b) a Participant’s willful, reckless or grossly negligent commission of act(s) or omission(s) which have resulted in or are likely to result in, a loss to, or damage to the reputation of, the Company Group, or that compromise the safety of any employee or other person; (c) a Participant’s act of fraud, embezzlement or theft in connection with the holder’s duties to the Company Group or in the course of his or her employment or service, or a Participant’s commission of a felony or any crime involving dishonesty or moral turpitude; (d) a Participant’s material violation of the policies or standards of, or any statutory or common law duty of loyalty to, the Company Group; or (e) any material breach by a Participant of any written employment agreement between the Participant and the Company Group or one or more noncompetition, nonsolicitation, confidentiality or other restrictive covenants to which the Participant is subject.
2.7.    “Change in Control” means and includes each of the following:
(a)    The consummation of a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c) of this Section 2.7) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) of this Section 2.7 with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
2.8.    “Charter” means the Company’s amended and restated certificate of incorporation, as it may be amended from time to time.
2.9.    “Class A Common Stock” means the Class A common stock of the Company, par value of $0.001 per share.
2.10.    “Class B Common Stock” means the Class B common stock of the Company, par value of $0.001 per share.
2.11.    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
2.12.    “Committee” means the Compensation Committee of the Board or such equivalent committee as in effect from time to time. In the event that no such committee has been established by the Board or is then constituted, then the term “Committee,” as used herein, shall mean the Board.
2.13.    “Common Stock” means either the Class A, Class B or any other class of common stock of the Company that is registered thereby.
2.14.    “Company” means UL Solutions Inc. (formerly UL Inc.), a Delaware corporation, or any successor.
2.15.    “Company Group” means the Company and its Subsidiaries.
2.16.    “Consultant” means any consultant, advisor or other person or entity who (a) is not an Employee or Director and (b) to the best of the Committee’s knowledge, can be granted an Award that is eligible to be registered on a Form S-8 Registration Statement.
2.17.    “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
2.18.    “Director” means a Board member.
2.19.    “Disability” means a permanent and total disability under the long term disability plan or policy applicable to the Participant. If the Participant is not covered by a long term disability plan or policy, Disability means that the Participant is unable to perform the principal duties of his or her position, as a result of a medically determinable physical or mental illness, injury or congenital condition, which can be expected to last for at least one year or to result in death, as determined by the Administrator.
2.20.    “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
2.21.    “Effective Date” means the day prior to the Public Trading Date.
2.22.    “Employee” means any employee of the Company or its Subsidiaries.
2.23.    “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
2.24.    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.25.    “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.
Notwithstanding the foregoing, with respect to any Award granted on the pricing date of the Company’s initial public offering, the Fair Market Value shall mean the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.
2.26.     “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Code Section 422.
2.27.    “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.
2.28.    “Option” means an option to purchase Shares, which will either be an Incentive Stock option or a Non-Qualified Stock Option.
2.29.    “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article 4.
2.30.    “Other Plan” means any long-term incentive plan maintained by the Company from time to time, other than the Plan.

2.31.    “Overall Share Limit” means (a) []1 Shares, which have been reserved by the Company, pursuant to an action by the Board, for issuance on or after the Public Trading Date pursuant to Section 4.1 or pursuant to the terms of any Other Plan (including the Prior Plan), reduced by (b) any Shares actually issued pursuant to Section 4.1 or any Other Plan, plus (c) Shares that, on or after the Effective Date, become available for issuance under the Plan pursuant to Section 4.2, in all cases as adjusted pursuant to Article 9.
2.32.    “Participant” means a Service Provider who has been granted an Award.
2.33.    “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include without limitation any one or more of the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human capital management (including diversity and inclusion); supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. In establishing Performance Criteria or determining the achievement of Performance Criteria, the Administrator may provide that achievement of the applicable Performance Criteria may be amended or adjusted to include or exclude components of any Performance Criteria, including, without limitation, foreign exchange gains and losses, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles.
2.34.    “Plan” means this UL Solutions Inc. 2022 Long-Term Incentive Plan.
2.35.    “Prior Plan” means the UL Solutions Inc. Long-Term Incentive Plan, most recently amended and restated effective January 1, 2020, and as subsequently amended from time to time.
1 Number of Shares to be confirmed.

2.36.    “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.
2.37.    “Public Trading Date” means the first date upon which any class of Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.
2.38.    “Restricted Stock” means Shares awarded to a Participant under Article 6 subject to certain vesting conditions and other restrictions.
2.39.    “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share, or a number of Shares determined by the extent to which the Performance Criteria specified in the Award Agreement are satisfied, or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article 6 subject to certain vesting conditions and other restrictions.
2.40.    “Restrictive Covenant” means any non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment agreement, offer letter, confidentiality and nondisclosure agreement, severance or other agreement between the Participant and the Company or any of its Subsidiaries, or any Award Agreement.
2.41.    “Retirement” means, except as otherwise provided in an Award Agreement, an Employee’s voluntary Termination of Service after the date on which both (a) the Employee has attained the age of 55 and completed at least five continuous years of service as an Employee with the Company Group, and (b) the sum of the Employee’s age and years of continuous service as an Employee with the Company Group is at least 70; provided that (i) the Employee provides his or her employer within the Company Group with at least six months of prior notice of Retirement (which notice period may be waived in whole or part by the employer), and (ii) at the time of Termination of Service, circumstances do not exist that would justify the termination of the Employee for Cause, and the Employee is not in breach of (and does not subsequently breach) any Restrictive Covenant.
2.42.    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.
2.43.    “Section 409A” means Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder.
2.44.    “Securities Act” means the Securities Act of 1933, as amended.
2.45.    “Service Provider” means an Employee, Consultant or Director.
2.46.    “Shares” means a share of Common Stock.
2.47.    “Stock Appreciation Right” means a stock appreciation right granted under Article 5.
2.48.    “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.49.    “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
2.50.    “Termination of Service” means the date the Participant ceases to be a Service Provider. A change in the status of a Service Provider, from Employee to Consultant or Director, or vice versa, or a transfer of a Service Provider’s relationship from one member of the Company Group to another, shall not in itself result in a Termination of Service. The Administrator shall have the authority to determine the extent to which a leave of absence or other period during which no services are actively performed results in a Termination of Service.
3.    Administration; Delegation.
3.1.    Administration. The Plan is administered by the Administrator. The Administrator has authority, subject to the terms of this Plan, to (a) select eligible Service Providers for participation in this Plan, (b) determine the form, amount, value and timing of each Award hereunder to such persons and, if applicable, the number of Shares represented by such an Award, the exercise price associated with the Award, and/or the time and conditions of vesting, exercise or settlement of the Award, and (c) impose, incidental to the grant of an Award, conditions with respect to the Award, such as limiting competitive employment or other activities. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations, interpretations, rules, regulations, and conditions under the Plan are made in its sole discretion and will be final, conclusive and binding on all persons having or claiming any interest in the Plan or any Award.
3.2.    Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more committees of officers of the Company or any of its Subsidiaries. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee and/or re-vest in itself any previously delegated authority at any time.
4.    Stock Available for Awards.
4.1.    Number of Shares. Subject to adjustment under Article 9 and the terms of this Article 4, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. As of the Effective Date, the Company will cease granting awards under the Prior Plan; however, Prior Plan Awards will remain subject to the terms of the Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares. Shares issued under the Plan may be issued as Shares of Common Stock, the class of which shall be determined by the Administrator in its sole discretion, to the extent such class of Common Stock exists from time to time, and as set forth in the applicable Award Agreement.
4.2.    Share Recycling. Shares covered by an Award or Prior Plan Award shall only be counted as used to the extent they are actually issued and delivered to a Participant. Any Shares related to an Award or Prior Plan Award that terminates by expiration, forfeiture, cancellation, or otherwise without the issuance and delivery of such Shares, are settled in cash in lieu of Shares, or are exchanged, prior to the issuance and delivery of Shares, for Awards not involving Shares, shall be available again for grant under this Plan and shall be added back to the Overall Share

Limit. In addition, the following principles shall apply in determining the number of Shares added back to the Overall Share Limit:
(a)    Shares tendered or attested to in payment of the exercise price of an Option shall be added back to the Overall Share Limit;
(b)    Any Shares withheld by the Company to satisfy the tax withholding obligation shall be added back to the Overall Share Limit, and if an amount is withheld for payment of taxes from an Award settled partly in Shares and partly in cash, a number of Shares with a value equal to the portion of the withholding that corresponds to the portion of the Award settled in Shares shall be added back to the Overall Share Limit;
(c)    Shares that are reacquired by the Company with the amount received upon the exercise of an Option shall be added back to the Overall Share Limit; and
(d)    The Overall Share Limit shall be reduced by the number of Shares actually issued when an SAR settled in Shares is exercised (disregarding any portion of the exercised Award that is settled in cash in accordance with Section 5.1 or the applicable Award Agreement, but subject in all cases to clause (b) above), rather than by the aggregate Shares with respect to which a Participant is entitled. (For avoidance of doubt, this clause (d) shall also apply in the case of a “Converted CSAR” under the Prior Plan.)
4.3.    Incentive Option Limitations. Notwithstanding anything to the contrary herein, no more than [●]2 Shares may be issued pursuant to the exercise of Incentive Stock Options (any or all of which may be granted with respect to Shares of any class of Common Stock). The number of Shares with respect to which Incentive Stock Options may be granted shall be increased as a result of adjustment made pursuant to Article 9 on to the extent permitted by Code Section 422.
4.4.    Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided in Section 4.2), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.
2 Number of Shares to be confirmed.

4.5.    Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time; provided that, commencing with the calendar year following the calendar year in which the Effective Date occurs, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director with respect to any calendar year of the Company may not exceed $750,000 or, in the case of a non-employee Director with a Board leadership role (as determined by the Administrator in its sole discretion), $1,000,000 (which limit shall not apply to the compensation for any non-employee Director of the Company who serves in any capacity in addition to that of a non-employee Director for which he or she receives additional compensation).
5.    Stock Options and Stock Appreciation Rights.
5.1.    General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised. Such amount shall be subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.
5.2.    Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Code Sections 424 and 409A.
5.3.    Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment agreement, offer letter, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Administrator otherwise determines.
5.4.    Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (a) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (b) as specified in Section 10.4 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.
5.5.    Payment Upon Exercise. Subject to Section 11.7, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:
(a)    cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;
(b)    if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (ii) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;
(c)    to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;
(d)    to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;
(e)    to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or
(f)    to the extent permitted by the Administrator, any combination of the above payment forms approved by the Administrator.
5.6.    Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Code Sections 424(e) or (f), respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to an individual then owning (within the meaning of Code Section 424(d)) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Code Section 424(e) and (f), the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Code Section 422. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Code Section 422. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Code Section 422 for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.
5.7.    Tandem Stock Appreciation Rights. Stock Appreciation Rights may be issued either as independent Awards, or in tandem with Options covering the same number of Shares and with the same exercise price, expiration date, and vesting terms (“Tandem SARs”). A Participant who receives a Tandem SAR may exercise either the Tandem SAR, the related Option, or both, but each Share with respect to which the Option is exercised shall reduce the number of Shares with respect to which the Tandem SAR may be exercised, and vice versa. For purposes of determining the number of Shares charged against the Overall Share Limit, and the number of Shares added back to the Overall Share Limit pursuant to Section 4.2, the Option and Tandem SAR shall be considered a single Award covering the number of Shares subject to the Option.
5.8.    Automatic Exercise. An Award Agreement may provide that if, on the date of expiration of the term of an Option or Stock Appreciation Right, the Fair Market Value of a Share exceeds the exercise price thereof, then the Participant will be deemed to have exercised the Option or Stock Appreciation Right on such expiration date, on a net exercise basis as described in Section 5.5(d) in the case of an Option. If the Award Agreement setting forth the terms of an Option or Stock Appreciation Right does not provide for the automatic exercise thereof in accordance with the preceding sentence, and the last business day prior to the expiration of the term of an Option or Stock Appreciation Right is a day on which the Participant is precluded from exercising the Option or Stock Appreciation Right (a) by Applicable Law, as determined by the Administrator, or (b) due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, and on such date the Fair Market Value of a Share exceeds the exercise price, then, unless otherwise provided in the Award Agreement, the Participant will be deemed to have exercised the Option or Stock Appreciation Right on such expiration date, on a net exercise basis as described in Section 5.5(d) in the case of an Option.
6.    Restricted Stock; Restricted Stock Units; Dividend Equivalents.
6.1.    General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.
6.2.    Restricted Stock.
(a)    Dividends. Except as provided otherwise by the Administrator or pursuant to an Award Agreement, all dividends payable with respect to Restricted Stock, whether in cash, Shares or a distribution of other property, will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.

(b)    Stock Certificate. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.
6.3.    Restricted Stock Units.
(a)    Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.
(b)    Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.
6.4.    Dividend Equivalents. If the Administrator provides, a grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units or Other Stock or Cash Based Award with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement.
7.    Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.
8.    Vesting and Forfeiture.
8.1.    General Rules Regarding Vesting and Forfeiture. Each Award Agreement shall specify the circumstances under which the Award shall vest, and for all purposes of the Plan all Awards shall only be considered vested, and may only be exercised or settled or, in the case of Restricted Stock, become nonforfeitable and transferable, after such conditions have been satisfied, as determined by the Administrator. Vesting conditions may be based either upon continued performance of services through a specified date or date, upon the achievement of Performance Conditions, or a combination of both, as the Administrator shall determine. The Administrator shall have complete discretion as to the vesting terms of Awards, and vesting terms need not be the same for Awards issued at the same time or to similarly situated Participants. Options and Stock Appreciation Awards may not be exercised until they are vested, provided that the Administrator may permit a Participant to exercise an Option or Share-settled Stock Appreciation Award to be exercised before it is vested, in which event the Shares issued upon exercise shall be Restricted Shares subject to the same vesting requirements as the original Option or Stock Appreciation Right. If a Participant fails to satisfy the vesting conditions for an Award, the Award shall be forfeited, and shall become null and void, without any further action by the Company and without any payment of consideration to the Participant, except that the upon forfeiture of Restricted Shares the Participant may receive a payment equal to the lesser of the amount originally paid for the Restricted Shares or the Fair Market Value of the Shares on the date of forfeiture.
8.2.    Termination of Service. Upon a Participant’s Termination of Service, the unvested portion of all Awards held by the Participant shall be forfeited, and the vested portion shall remain outstanding in accordance with its terms, except as otherwise provided in this Plan or the Award Agreement, or as determined by the Administrator in accordance with the Plan. The following provisions shall govern the treatment of Awards upon a Termination of Service, except to the extent otherwise provided in the applicable Award Agreement:
(a)    If the Termination of Service is due to death or Disability, all Awards shall be vested as of the date of Termination of Service, and Awards that vest based on the achievement of Performance Conditions shall vest as if the Performance Conditions were achieved at the target level. Options and Stock Appreciation Rights must be exercised on or prior to the first anniversary of the date of Termination of Service (or, if, earlier, the expiration of the term of the original Award), and to the extent not so exercised during such period shall be forfeited.
(b)    If the Termination of Service is due to Retirement that occurs at least one year after the date of the Award, all Awards shall remain outstanding and shall vest on the date on which they would have vested had the Participant not incurred a Termination of Service and, in the case of Awards that vest based on the achievement of Performance Conditions, to the extent such Performance Conditions are actually achieved. Options and Stock Appreciation Rights may be exercised until the earlier of (i) their original expiration date or the third anniversary of the Termination of Service.
(c)    If the Termination of Service is due to Cause, or if circumstances exist at the time of Termination of Service that would have permitted the Participant to be terminated for Cause, all Awards, whether or not vested, shall be forfeited on the date of the Termination of Service.
(d)    If the Termination of Service is not described in paragraphs (a), (b) or (c), the unvested portion of all Awards held by the Participant shall be forfeited, and the vested portion shall remain outstanding in accordance with its terms, except that any Options or Stock Appreciation Rights must be exercised within 90 days after the date of the Termination of Service (or, if, earlier, the expiration of the term of the original Award), and to the extent not so exercised during such period shall be forfeited.
(e)    If, as a result of a Termination of Service, the period of time during which an Option or Stock Appreciation Right must be exercised ends prior to the end of the original term of the Award, and in the event that on the last business day on which an Option or Stock Appreciation Right may be exercised (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Administrator, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the period of time during which the Option or Stock Appreciation Right must be exercised shall be extended until the earlier of the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Administrator or the end of the original term of the Award.
(f)    The Administrator may waive or accelerate any vesting requirements, or deem any vesting requirements to have been satisfied.

8.3.    Breach of Restrictive Covenants. The Administrator may provide for any Award Agreement to include Restrictive Covenants, and all outstanding Awards held by a Participant shall be immediately forfeited upon a breach of the Participant of any Restrictive Covenant, whether or included in the Award Agreement. Nothing contained in this Section 8.3 shall be construed to limit the application of Section 11.12.
9.    Adjustments for Changes in Common Stock and Certain Other Events.
9.1.    Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article 9, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 9.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable. For avoidance of doubt, the Overall Share Limit shall be adjusted equitably to reflect any stock split or similar event.
9.2.    Corporate Transactions. In the event of any extraordinary dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) shall take any one or more of the following actions to the extent appropriate for (i) the prevention of dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (ii) the facilitation of such transaction or event or (iii) effecting such changes in Applicable Laws or accounting principles:
(a)    To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment; provided, further, that Awards held by members of the Board will be settled in Shares on or immediately prior to the applicable event if the Administrator takes action under this paragraph (a);
(b)    To provide that such Award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;
(c)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;
(d)    To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article 4 on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;
(e)    To replace such Award with other rights or property selected by the Administrator; and/or
(f)    To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.
9.3.    Effect of Assumption or Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 9.2 and except as otherwise provided in an Award Agreement, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested (in the case of an Award subject to Performance Criteria, at the target level of achievement for such Award), exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.
9.4.    Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.
9.5.    General. Except as expressly provided in the Plan or any action by the Administrator under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 9.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article 9.
10.    General Provisions Applicable to Awards.
10.1.    Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.
10.2.    Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.
10.3.    Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.
10.4.    Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (b) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the minimum applicable statutory withholding rates. Subject to Section 11.7 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations:
(a)    in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted;
(b)    to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the

Award creating the tax obligation, valued at their fair market value on the date of delivery;
(c)    if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator; or
(d)    to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator.
Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (b) of the immediately preceding sentence shall be limited to the number of Shares which have a fair market value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America). If any tax withholding obligation will be satisfied under clause (b) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.
10.5.    Amendment of Award; No Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (a) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (b) the change is permitted under Article 9 or pursuant to Section 11.5. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may not, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or property that has a value that exceeds the excess of the Fair Market Value of the number of Shares subject to the Option or Stock Appreciation Right being cancelled over the aggregate exercise price of the Option or Stock Appreciation Right being cancelled, or for Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.
10.6.    Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (a) all Award conditions have been met or removed to the Company’s satisfaction, (b) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
10.7.    Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof, regardless of whether the original terms of the Award Agreement specified settlement in cash or Shares.
11.    Miscellaneous.
11.1.    No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.
11.2.    No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.
11.3.    Amendment of Plan. The Committee may amend, modify, revise, suspend or terminate the Plan at any time; provided that (a) no amendment, other than an amendment necessary comply with Applicable Laws, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent, and (b) the Board must approve any increase to the number of Shares reserved by the Company for issuance under this Plan on or after the Public Trading Date. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Committee will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.
11.4.    Provisions for Foreign Participants. The Committee may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
11.5.    Section 409A.
(a)    General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any

Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt this Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 11.5 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.
(b)    Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”
(c)    Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Code Section 409A(a)(2)(B)(i), be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made. Furthermore, notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.
11.6.    Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person (including any estate or successor thereof) for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
11.7.    Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.
11.8.    Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company Group and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company Group and affiliates thereof may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company Group and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company Group and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 11.8 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 11.8. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
11.9.    Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
11.10.    Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply. In addition, the Awards granted and Shares issuable and issued pursuant to this Plan are subject to Section [4.6]3 of the Charter regarding the conversion of shares of Class B Common Stock to Class A Common Stock.
3 Applicable section of the Charter to be confirmed.

11.11.    Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
11.12.    Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any shares of Common Stock underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder), and including a policy adopted or modified after the grant of such Award, as and to the extent set forth in such claw-back policy or the Award Agreement.
11.13.    Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
11.14.    Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.
11.15.    Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
11.16.    Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards,: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.
11.17.    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.